CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Peoples Telephone Company, Inc. of our report dated March 28, 1995, except as to the second paragraph of Note 17 and as to Note 18, which are as of May 31, 1995, relating to the financial statements of Peoples Telephone Company, Inc., which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1994 listed under Item 21(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also include this schedule. We also consent to the references to us under the headings "Independent Certified Public Accountants" and "Selected Financial Information" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Information."

/s/ PRICE WATERHOUSE LLP

Miami, Florida
July 26, 1995